EXHIBIT 16.1

Chavez & Koch Letterhead

October 12, 2005

Securities & Exchange Commission
100 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

    We were previously the independent auditors of Sterling Equities Holdings, Inc. (formerly Blue Star Leasing, Inc.) (A Development Stage Company) and under the date of March 12, 2002, we reported on the balance sheet of Sterling Equities Holdings, Inc. (formerly Blue Star Leasing, Inc.) (A Development Stage Company) as of December 31, 2001 and the related statement of operations and accumulated deficit, changes in shareholders' equity and cash flows from inception (January 31, 2001) through December 31, 2001.

    We have read the statements made by Sterling Equities Holdings, Inc. in item 8 of Form 10-KSB for the year ended December 31, 2004, which report was filed with the Securities and Exchange Commission in April 2005. We agree with such statements, except that we are not in a position to agree or disagree with Sterling Equities Holdings, Inc.’s statement that the change of accountants was approved by the registrant's board of directors or that Thomas Leger & Co., LLP was engaged as its independent accountants.

Very truly yours,

/s/ Chavez & Koch CPA’s